AMENDED CODE OF ETHICS

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

600 Montgomery Street, 27th Floor

San Francisco, California 94111

Adopted by Pacific Heights Asset Management, LLC

March 20, 2005

Adopted by the Board of Directors

Permanent Portfolio Family of Funds, Inc.

March 20, 2005

SECTION I

INTRODUCTION

This Code of Ethics (“Code”) is an integral part of the efforts of Permanent Portfolio Family of Funds, Inc. (“Fund”) and its investment adviser, Pacific Heights Asset Management, LLC (“Pacific Heights”) to prevent fraud resulting from personal trading in securities by their respective personnel.

Rule 17j-1 (“Rule”), adopted by the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (“1940 Act”), prohibits fraudulent, deceptive or manipulative acts by Fund personnel in connection with their personal transactions in securities held or to be acquired by a portfolio (“Portfolio”) of the Fund. The Rule also contains requirements that are designed to prevent fraud, including: (i) requiring the Fund and its investment adviser to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts; and (ii) requiring certain persons to report their personal securities transactions to the Fund.

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires that investment advisers implement a code of ethics that meets the substantive requirements of that Rule. The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

  The interests of the Fund’s shareholders must be placed first at all times;
  All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

  Supervised Persons should not take inappropriate advantage of their positions; and
  Supervised Persons must comply with applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to Fund shareholders.

SECTION II

DEFINITIONS

For purposes of this Code, the following definitions shall apply:1

“Access Person” means the following:

      (1)        with respect to Pacific Heights, any of its Supervised Persons:

                 (a)        who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

                 (b)        who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

      (2)        with respect to the Fund, any director, officer, general partner or Supervised Person of the Fund or Pacific Heights.

    1     All such terms shall be construed in a manner consistent with the definitions thereof contained in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

“Advisory Person” means: (i) any employee of the Fund or of Pacific Heights who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Portfolio of the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or to Pacific Heights who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security by a Portfolio of the Fund. A person does not become an Advisory Person merely by the fact that he or she normally assists in the preparation of public reports, or receives public reports of the Fund, but does not receive information as to current recommendations or trading of the Fund. Nor does a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge, make such a person an Advisory Person.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

“Covered Security” means any security, except: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds and open-end mutual funds other than Reportable Funds; and (iv) shares issued by unit investment trusts that are invested in one or more open-end mutual funds, none of which are Reportable Funds. The purchase or sale of a Covered Security includes the writing of an option to purchase or sell a Covered Security. A commodity, such as gold or silver, held or to be acquired by a Portfolio of the Fund, does not fall within the definition of a security.

“Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (“Securities Act”), the issuer of which, immediately before such registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

“Investment Personnel” of the Fund or of Pacific Heights means: (i) any employee of the Fund or of Pacific Heights who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Portfolio of the Fund; and (ii) any natural person who controls the Fund or Pacific Heights and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by a Portfolio of the Fund.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6), or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Reportable Fund” means: (i) any fund for which Pacific Heights serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (ii) any fund whose investment adviser or principal underwriter controls Pacific Heights, is controlled by Pacific Heights, or is under common control with Pacific Heights. For purposes of this definition, control has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

“Security Held or to be Acquired by a Portfolio of the Fund” means: (i) any Covered Security which, within the most recent fifteen (15) days: (A) is or has been held by a Portfolio of the Fund; or (B) is being or has been considered by the Fund or by Pacific Heights for purchase by a Portfolio of the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or Advisory Person or employee of Pacific Heights, or other person who provides investment advice on behalf of Pacific Heights and is subject to the supervision and control of Pacific Heights.

SECTION III

PROHIBITED CONDUCT

It is unlawful for any Access Person of the Fund or of Pacific Heights, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Portfolio of the Fund:

(A)	To employ any device, scheme or artifice to defraud the Fund;

(B)

To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

(D)	To engage in any manipulative practice with respect to the Fund.

No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale is a Security Held or to be Acquired by a Portfolio of the Fund.

The aforementioned prohibitions shall not apply to:

(A)	Purchases or sales effected in any account over which the Access Person or the Advisory Person has no direct or indirect influence or control;
(B)	Purchases or sales of those securities which are not eligible for purchase or sale by a Portfolio of the Fund;
(C)	Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Person of the Fund;
(D)

Purchases which are part of an Automatic Investment Plan (provided, however, that any transaction that overrides a pre-set schedule or allocations of the Automatic Investment Plan must be reported quarterly);

(E)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired; and
(F)

Purchases or sales which receive the prior approval of the Fund’s Board of Directors (“Board of Directors” or “Board”) in light of their determination that, under the circumstances, the purchase or sale will not adversely affect a Portfolio of the Fund.

The Fund and Pacific Heights may prescribe from time to time such means as may be reasonably necessary to prevent such acts, practices, or courses of business that are of a fraudulent, deceptive or manipulative nature.

SECTION IV

PRE-APPROVAL OF INVESTMENTS

IN IPOS AND PRIVATE PLACEMENTS

Most individuals rarely have a chance to invest in IPOs, particularly “hot issue” IPOs, shares of which are usually reserved for institutional investors or wealthy individual customers with large brokerage accounts. The opportunity for Investment Personnel to purchase IPO shares presents a potential for conflict between the interests of the individual and the Fund. The purchase of IPO shares by Investment Personnel may raise questions as to whether the investment is an undisclosed reward for directing Fund business to the underwriter or issuer, whether the individual is misappropriating an opportunity that should have been offered to the Fund, and whether the individual’s future investment decisions for the Fund will be based solely on the best interests of the Fund’s shareholders.

Purchases by Investment Personnel of securities in a Private Placement may raise similar conflicts because the opportunity to invest in the Private Placement may be a reward for past business deals. In some cases, the conflict may occur later when the issuer of the privately placed security is considering making a public offering.

To ensure that the potential conflicts associated with these investments can be addressed before they arise, the Code requires that Investment Personnel obtain approval from Pacific Heights before directly or indirectly acquiring any beneficial ownership in securities in an IPO or Private Placement. The Code does not prohibit these investments because it is recognized that there may be situations in which investment in these offerings does not raise the types of conflicts that the Code is designed to address. In some circumstances, an investment opportunity clearly may be available to Investment Personnel for reasons other than the individual’s position with the Fund. Pacific Heights therefore could determine that, based on the particular nature of the offering or the particular facts of the purchase, the investment would create no material conflict. In other circumstances, the investment may raise only potential conflicts from which the Fund and its investors can be protected. Because Pacific Heights is in the best position to evaluate whether an investment in an IPO or other Private Placement creates or may create a conflict of interest, the Code permits Pacific Heights to protect the Fund’s shareholders by determining whether to approve the proposed investment. Any such investment approved by Pacific Heights shall be reported to the Board of Directors at its next regular meeting.

SECTION V

REPORTING REQUIREMENTS

Annual Certification

The Fund and Pacific Heights, respectively, shall furnish a copy of this Code and any amendments to each Access Person of the Fund or Pacific Heights and each director of the Fund who is not an “interested person” of the Fund or Pacific Heights, within the meaning of Section 2(a)(19) of the 1940 Act and who would be required to make a report under this Code solely by reason of being a director of the Fund (“Disinterested Director”), and obtain from each such person a written acknowledgement of the receipt thereof. Each Access Person shall provide on an annual basis, an executed certificate stating that he or she has read and understood the Code. Each Access Person shall provide on an annual basis, an executed certificate stating that he or she has complied with the requirements of the Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

In addition, each Access Person must report any violations of this Code promptly.

Holdings Reports

Each Access Person shall make periodic reports to the Fund as set forth below of any transaction in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in any Covered Security. However, no person shall be required to report any transaction effected for any account for which such person has no direct or indirect influence or control. A Disinterested Director who otherwise would be required to make a report solely by reason of being a Fund director, need not make:

(A)	An Initial Holdings Report or an Annual Holdings Report as described below; or

(B)

A Quarterly Transaction Report as described below, unless the director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the fifteen-day period immediately before or after the director’s transaction in a Covered Security, that the Fund purchased or sold the Covered Security, or that the Fund or Pacific Heights considered purchasing or selling the Covered Security.

1. Initial Holdings Report

Each Access Person, other than a Disinterested Director, shall provide an Initial Holdings Report to the Fund and Pacific Heights listing all securities beneficially owned by the Access Person. Such an Initial Holdings Report shall be filed no later than ten (10) days after such a person becomes an Access Person.

The Initial Holdings Report shall contain the following information (which information must be current as of a date no more than forty-five (45) days prior to the date of the Access Person’s beginning employment or becoming an Access Person):

(A)

The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

2. Quarterly Transactions Reports

No later than thirty (30) days after the end of a calendar quarter, each Access Person, other than a Disinterested Director (subject to the exception described above), shall file a Quarterly Transaction Report containing the following information:

(A)	With respect to any transaction during the quarter in a Covered Security in which the Access Person had or has any direct or indirect beneficial ownership:

(1)

The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3)	The price of the Covered Security at which the transaction was effected;
(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(5)	The date that the report is submitted by the Access Person.

(B)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)	The name of the broker, dealer or bank with which the Access Person established the account;
(2)	The date the account was established; and
(3)	The date that the report is submitted by the Access Person.

Any such Quarterly Transaction Report may contain a statement that such a report shall not be construed as an admission by the person making such a report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. In addition, no Access Person of Pacific Heights shall be required to make a report with respect to information to the extent that it would be duplicative of information recorded pursuant to Rule 204-2(a)(13) under the Advisers Act. A Quarterly Transaction and Accounts Report is not required with respect to information contained in broker trade confirmations or account statements held in Pacific Heights’ records if Pacific Heights receives the confirmation or statements no later than thirty (30) days after the end of the applicable calendar quarter. An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

3. Annual Holdings Report

On or before September 1 of each year, each Access Person other than a Disinterested Director shall file an Annual Holdings Report containing the following information (of which such information must be current as of a date no more than forty-five (45) days before the report is submitted):

(A)

The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(B)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report is submitted by the Access Person.

Review of Reports

The purposes of the Code will be served only if the holdings and transactions reports are reviewed to detect conflicts of interest and abusive practices. Accordingly, management of Pacific Heights shall review all securities holdings and transactions reports required by this Code, and shall report any violations of the Code, including any action taken as a result thereof, to the Board of Directors.

SECTION VI

PERIODIC REVIEWS

Board Approval

A majority of the Board of Directors, including a majority of the Board’s Disinterested Directors, shall be required to approve the Fund’s Code and the Code of Pacific Heights. If Pacific Heights makes a material change to its Code, such change shall be presented to the Board of Directors for its approval at its next regular meeting. In the event the Fund engages another investment adviser or engages a principal underwriter: (i) that is an affiliated person of the Fund or the Fund’s investment adviser; or (ii) who has an officer, director or general partner who serves as an officer, director or general partner of the Fund or the Fund’s investment adviser, the Board of Directors must approve the code of ethics of such an organization upon their engagement.

In all cases, the Board of Directors must base its approval of a code of ethics, or a material change to a code of ethics, upon a determination that such a code of ethics contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of the Rule.

Annual Issues and Certification Report

The Board of Directors’ involvement in the personal investment policies of Access Persons applicable to the Fund will not end after the Board’s initial approval of the Code. Continued oversight of personal investment policies of Access Persons applicable to the Fund is in the best interest of the Fund’s shareholders because it subjects these policies to independent, objective analysis by the designated “watchdog” for fund shareholders.

Accordingly, the management of the Fund and of Pacific Heights shall provide annually to the Board of Directors, on or prior to September 1 of each year, a written report (“Annual Issues and Certification Report”) that: (i) describes issues that arose during the previous year under the Code or applicable procedures under the Rule, including but not limited to, information about material Code or procedure violations and the resultant sanctions imposed in response to those material violations; and (ii) certifies to the Board of Directors that the Fund and Pacific Heights have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

The Board of Directors shall, at its third quarterly meeting of each year, examine and consider the Annual Issues and Certification Report carefully and determine if it is necessary to amend the Code or applicable procedures, or to suggest to Pacific Heights that it consider amending its Code or applicable procedures.

SECTION VII

RECORDKEEPING REQUIREMENTS

The Fund and Pacific Heights shall maintain at their principal place of business, records in the manner and to the extent set out in this Section VII. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

(A)

A copy of each code of ethics for the Fund and Pacific Heights that is in effect, or at any time within the past five (5) years was in effect, with each such copy being maintained in an easily accessible place;

(B)

A record of any violation of the Code, and of any action taken as a result of the violation, with each such record being maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which such a violation occurs;

(C)

A copy of each report made by an Access Person as required by Section V of this Code, including any information provided in lieu of such reports, with each such record being maintained for at least five (5) years after the end of the fiscal year in which such a report is made or such information is provided, the first two (2) years of which in an easily accessible place;

(D)

A record of all persons, currently or within the past five (5) years, who are or were required to make reports under Section V of this Code, or who are or were responsible for reviewing these reports, with each such record being maintained in an easily accessible place; and

(E)

A copy of each Annual Issues and Certification Report required by Section VI of this Code, such Report being maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years of which in an easily accessible place.

In addition, Pacific Heights shall maintain a record of any decision, and the reasons supporting such a decision, to approve the acquisition by Investment Personnel of securities under Section IV of this Code for at least five (5) years after the end of the fiscal year in which such approval is granted.

SECTION VIII

SANCTIONS

Upon discovering a violation of the Code, the Board of Directors or the management of Pacific Heights may impose such sanctions as they deem appropriate, including, among other things, a letter of censure, suspension or termination of the employment of the violator. Violations of the prohibitions and restrictions set forth herein, as well as other fraudulent conduct, may also subject such person to the civil and criminal laws and sanctions of federal and state governments.

SECTION IX

DISCLOSURES

The Fund shall file the Code with the Commission as an exhibit to its Registration Statement. The Fund shall also make the disclosures required by Form N-1A concerning the Code in its Statement of Additional Information, which is filed as part of its Registration Statement. Pacific Heights also will make the disclosures required by Form ADV concerning the Code.

APPENDIX “A”

ACCESS PERSONS OF

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

AND

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

BOARD OF DIRECTORS

Disinterested Directors	Interested Directors

David P. Bergland	Michael J. Cuggino

Hugh A. Butler

Roger Doebke

OFFICERS

Michael J. Cuggino, President

Michael J. Cuggino, Treasurer

Clement M. Wallace, Secretary

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

Michael J. Cuggino, President and Chief Executive Officer

Clement M. Wallace, Director of Finance